SMITH BARNEY FUTURES MANAGEMENT LLC
                   (A Wholly Owned Subsidiary of Salomon Smith
                              Barney Holdings Inc.)

                        STATEMENT OF FINANCIAL CONDITION

                                DECEMBER 31, 2002

                          Independent Auditors' Report


To the Board of Directors and Member of
Smith Barney Futures Management LLC:



We have audited the accompanying statement of financial condition of Smith Barney Futures Management LLC (a wholly owned subsidiary of Salomon Smith Barney Holdings Inc.) as of December 31, 2002. This statement of financial condition is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Smith Barney Futures Management LLC as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/KPMG
March 14, 2003
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                     SMITH BARNEY FUTURES MANAGEMENT LLC
                (A Wholly Owned Subsidiary of Salomon Smith Barney
                                 Holdings Inc.)
                        Statement of Financial Condition
                                December 31, 2002


                                                                 Assets



Investments in affiliated limited partnerships                  $16,798,663
Receivable from affiliated limited partnerships                   5,827,504
Receivable from affiliates, net                                   1,874,336
Other assets                                                          2,407
                                                                 ----------

         Total assets                                           $24,502,910
                                                                ============



                        Liabilities and Member's Capital





Accounts payable and accrued liabilities                       $     593,465
Taxes payable                                                      5,867,435
                                                                   ---------
         Total liabilities                                         6,460,900


Member's capital                                                  76,042,010

Less: Note receivable from member                                (58,000,000)
                                                                -------------


Total member's capital                                            18,042,010
                                                                ------------

 Total liabilities and member's capital                          $24,502,910
                                                                 ===========



               The accompanying notes are an integral part of this statement of financial condition.

                     SMITH BARNEY FUTURES MANAGEMENT LLC
           (A Wholly Owned Subsidiary of Salomon Smith Barney Holdings Inc.)


                    NOTES TO STATEMENT OF FINANCIAL CONDITION






Note  1.  Organization


Smith Barney Futures Management LLC (the "Company" or "SBFM") is a wholly owned subsidiary of Salomon Smith Barney Holdings Inc. ("SSBHI"). SSBHI is a wholly owned subsidiary of Citigroup Inc. ("Citigroup"). The Company was organized and is authorized to act as a general partner for the management of investment funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission.

At December 31, 2002, the Company is the general partner for 20 domestic Limited Partnerships with total assets of $1,080,975,652, total liabilities of $38,062,067 and total partners' capital of $1,042,913,585. The Company has a general partner's liability, which is unlimited (except to the extent it may be limited by the limited partnership agreement) with respect to these Limited Partnerships.

The Limited Partnerships are organized to engage in the speculative trading of commodity futures contracts and other commodity interests. The Company's responsibilities as the general partner to these Limited Partnerships are described in the various limited partnership agreements. The Company generally maintains an equity investment of 1% in the majority of Limited Partnerships.

The Company is also the trading manager for three offshore funds. As trading manager to these offshore funds, the Company will select trading advisors who in the trading manager's opinion, have demonstrated a high degree of skill in trading commodity interest contracts to manage the assets of the funds. For these services, the Company receives management fees. The Company does not have an equity investment in these offshore funds.


Note 2.  Significant Accounting Policies

The statement of financial condition is prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the statement of financial condition. Estimates may vary from actual results.


Investments in Limited Partnerships are valued at the Company's proportionate share of the net asset values as reported by the Limited Partnerships and approximate fair value. The Limited Partnerships value positions at the closing market quotations and through other fair valuation procedures on the last business day of the year.

                     SMITH BARNEY FUTURES MANAGEMENT LLC
       (A  Wholly Owned Subsidiary of Salomon Smith Barney Holdings Inc.)



              NOTES TO STATEMENT OF FINANCIAL CONDITION, continued

Under the terms of each of the limited partnership agreements for which SBFM is a general partner, the Company is solely responsible for managing the partnership. Other responsibilities are disclosed in each limited partnership agreement. The Company normally makes a capital contribution to each such Limited Partnership. The Limited Partnership agreements generally require the general partner to maintain a cash investment in the Limited Partnerships equal to the greater of (i) an amount which will entitle the general partner to an interest of 1% in each material item of partnership income, gain, loss, deduction or credit or (ii) the greater of (a) 1% of the aggregate capital contributions of all partners or (b) a minimum of $25,000. While SBFM is the general partner thereof, the Company may not reduce its percentage interest in such Limited Partnerships to less than such required level, as defined in each limited partnership agreement.

Consistent with the limited partnership agreements, the Company received an opinion of counsel that it may maintain its net worth, as defined in the limited partnership agreements (excluding its investment in each such Limited Partnership), at an amount not less than 5% of the total contributions to the Limited Partnerships by all partners. SSBHI will contribute such amounts of additional capital to the Company, all or part of which may be contributed by a note (see Note 3), so that the Company may maintain its net worth requirement. This requirement was met throughout the year ended December 31, 2002.

Receivable from Limited Partnerships pertain to commissions, management fees and other receivables for services rendered as well as amounts receivable as a result of the Company paying organization, offering and other costs on behalf of the Limited Partnerships. Costs pertaining to organization and offering are reimbursed by the Limited Partnerships to the Company over a period varying from eighteen to forty-eight months or as interest income is earned by a Limited Partnership in accordance with the Limited Partnership's prospectus. The offering costs reimbursable at December 31, 2002 were $257,561. Repayment of these costs is not contingent upon the operating results of the Limited Partnerships. In addition, as general partner, the Company earns monthly management fees and commissions from the Limited Partnerships as defined by the limited partnership agreements. Management fees, commissions, and other receivables at December 31, 2002 were $193,975, $4,890,993 and $484,975, respectively.


Note 3.  Note Receivable from SSBHI

The note receivable consists of a $58,000,000 demand note dated June 22, 1994, which is non-interest bearing and is included in member's capital as of December 31, 2002. The demand note was issued to the Company by SSBHI.

                     SMITH BARNEY FUTURES MANAGEMENT LLC
        (A Wholly Owned Subsidiary of Salomon Smith Barney Holdings Inc.)



              NOTES TO STATEMENT OF FINANCIAL CONDITION, continued

Note 4.  Related Party Transactions

Substantially all transactions of the Company, including the allocation of certain income and expenses, are transacted with SSBHI, limited partnerships of which it is the general partner, and other affiliates. Receivable from affiliates on the Company's statement of financial condition represents amounts due from Salomon Smith Barney Inc., an indirect wholly owned subsidiary of SSBHI, for interest income, commissions, and other receivables.

As the Company is a member of a group of affiliated companies, it is possible that the terms of certain related party transactions are not the same as those that would result from transactions among wholly unrelated parties.


Note 5.  Income Taxes

For tax purposes, the Company has elected, pursuant to IRS regulations, to be considered a pass-through entity whose income tax liabilities will be borne by its Parent. Under a tax sharing agreement with its Parent, the Company provides income tax expense, for financial reporting purposes, at an effective rate based on its expected share of Citigroup's consolidated provision for income tax expense.


Note 6.  Employee Benefit Plans

The Company participates in a noncontributory defined benefit pension plan with Citigroup which covers substantially all U.S. employees.

The Company, through Citigroup, has a defined contribution employee savings plan covering substantially all U.S. employees. In addition, the Company has various incentive plans under which stock of Citigroup is purchased for subsequent distribution to employees, subject to vesting requirements.

Note 7.  Member's Capital


During the year the Company declared and paid dividends of $7,000,000. Other than net income and these dividends, there were no other changes to member's capital.